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                         NU HORIZONS ELECTRONICS CORP.
                                   EXHIBIT 11

                    COMPUTATION OF EARNINGS PER COMMON SHARE
                    ----------------------------------------
                                  (Unaudited)

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                                                                         FOR THE THREE MONTHS ENDED
                                                              ----------------------------------------------
                                                                     May                           May
                                                                     31, 1998                       31, 1997
                                                              ---------------               ----------------
BASIC EARNINGS:
---------------

NET INCOME                                                        $ 1,121,351                    $ 1,502,388
                                                              ===============               ================

Weighted average number of common shares outstanding                8,753,076                      8,739,326
                                                              ---------------               ----------------

BASIC EARNINGS PER COMMON SHARE                                   $       .13                    $       .17
                                                                  ===========                    ===========


DILUTED EARNINGS:
-----------------

  Net income                                                      $ 1,121,351                    $ 1,502,388

  Net (after tax) interest expense related to convertible
  debt                                                                 85,000                         85,000
                                                              ---------------               ----------------

NET INCOME AS ADJUSTED                                            $ 1,206,351                    $ 1,587,388
                                                              ===============               ================

SHARES:

  Weighted average number of common shares outstanding              8,753,076                      8,739,326

  Stock options                                                     1,361,450                      1,295,200

  Assuming conversion of convertible debt                             784,333                        784,333
                                                              ---------------               ----------------

  Weighted average number of common shares outstanding
    as adjusted                                                    10,898,859                     10,818,859
                                                              ===============               ================

DILUTED EARNINGS PER COMMON SHARE                                 $       .11                    $       .15
                                                                  ===========                    ===========
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